Exhibit (a)(1)

                     OFFER TO PURCHASE FOR CASH UP TO 1,000
                      UNITS OF LIMITED PARTNERSHIP INTEREST
                                       OF
                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                                       AT
                                 $1,500 PER UNIT

                      SUTTER/JAMBOREE ACQUISITION FUND, LLC
                               ( the "Purchaser")

             THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON JANUARY 21, 2000, UNLESS THE OFFER IS EXTENDED.

Sutter/Jamboree Acquisition Fund, LLC ( the "Purchaser") hereby seeks to acquire Units of limited partnership interest (the "Units") in Winthrop California Investors Limited Partnership, a Delaware limited partnership (the "Partnership"). The Purchaser not affiliated with the Partnership or Winthrop Financial Associates, the Partnership's general partner (the "General Partner"). The Purchaser hereby offers to purchase up to 1,000 Units at a purchase price equal to $1,500 per Unit, less the amount of any distributions declared or made with respect to the Units between November 24, 1999 (the "Offer Date") and January 21, 2000, or such other date to which this Offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The 1,000 Units sought pursuant to the Offer represent approximately 28.6% of the Units outstanding. An affiliate of the Purchaser currently owns a total of 128 Units or approximately 3.65% of the total outstanding Units. If all of the Units sought hereunder are purchased, the Purchaser would be deemed to own beneficially a total of approximately 32% of the outstanding Units.

Holders of Units ("Unitholders") are urged to consider the following factors:

             - Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership, and the purchase price per Unit payable to a tendering Unitholder by the Purchaser may be less than the total amount which might otherwise be received by the Unitholder with respect to the Unit over the remaining term of the Partnership.

             - The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $1,500 per Unit, the Purchaser is motivated to establish the lowest price which might be acceptable to Unitholders consistent with the Purchaser's objectives. There is no public market for the Units, the Partnership has not published financial statements since 1997, and neither the Unit holders nor the Purchaser has any accurate means for determining the actual present value of the Units. It should also be noted that the Purchaser has not made an independent appraisal of the Units or the Partnership's properties, and is not qualified to appraise real estate. Accordingly, there can be no assurance that this estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by holders for the Units may not vary substantially from this estimate.

             - As a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Partnership decisions on which Unitholders may vote. The Purchaser will vote the Units acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Unitholders.

             - The Purchaser may accept only a portion of the Units tendered by a Unitholder in the event a total of more than 1,000 Units are tendered.


THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF MORE THAN 1,000 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 1,000 UNITS FROM TENDERING UNITHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase, to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iii) to amend the Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

November 24, 1999

IMPORTANT

Any Unitholder desiring to tender any or all of such Unitholder's Units should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on blue paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to North Coast Securities, Inc.(the "Depositary"), at the address or facsimile number set forth below.

                          North Coast Securities, Inc..
                          595 Market Street, Suite 2100
                         San Francisco, California 94105
                      Facsimile Transmission: 415-977-1510

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchaser at 1-800-854-7835
---------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE Purchaser OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
---------------------------

The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                                TABLE OF CONTENTS

                                                                            Page

INTRODUCTION...................................................................6

TENDER OFFER...................................................................9

Section 1.        Terms of the Offer...........................................9
Section 2.        Proration; Acceptance for Payment and Payment for Units......9
Section 3.        Procedures for Tendering Units..............................11
Section 4.        Withdrawal Rights...........................................12
Section 5.        Extension of Tender Period; Termination; Amendment..........13
Section 6.        Certain Federal Income Tax Consequences.....................14
Section 7.        Effects of the Offer........................................16
Section 8.        Future Plans................................................17
Section 9.        The Business of the Partnership.............................17
Section 10.       Conflicts of Interest.......................................18
Section 11.       Certain Information Concerning the Purchaser................18
Section 12.       Source of Funds.............................................19
Section 13.       Conditions of the Offer.....................................19
Section 14.       Certain Legal Matters.......................................21
Section 15.       Fees and Expenses...........................................22
Section 16.       Miscellaneous...............................................22

Schedule I - The Purchaser and Its Principals

To the Unitholders of Winthrop California Investors Limited Partnership

                                  INTRODUCTION

         The Purchaser hereby offers to purchase up to 1,000 Units at a purchase price of $1,500 per Unit, less the amount of any distributions declared or paid with respect to the Units between the Offer Date and the Expiration Date ("Offer Price"), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. Unitholders who tender their Units will not be obligated to pay any Partnership transfer fees, or, to the Purchaser's knowledge, any other fees, expenses or commissions in connection with the tender of Units. The Purchaser will pay all such costs and all charges and expenses of the Depositary as depositary in connection with the Offer.

         For further information concerning the Purchaser, see Section 11 below and Schedule I.

         The Purchaser is not affiliated with Winthrop Financial Associates, the Partnership's general partner (the "General Partner"), or with any affiliate of the General Partner.

Unitholders are urged to consider the following factors:

         - Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership, and the purchase price per Unit payable to a tendering Unitholder by the Purchaser may be less than the total amount which might otherwise be received by the Unitholder with respect to the Unit over the remaining term of the Partnership.

         - The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $1,500 per Unit, the Purchaser is motivated to establish the lowest price which might be acceptable to Unitholders consistent with the Purchaser's objectives. There is no public market for the Units, the Partnership has not published financial statements since 1997, and neither the Unit holders nor the Purchaser has any accurate means for determining the actual present value of the Units. It should also be noted that the Purchaser has not made an independent appraisal of the Units or the Partnership's properties, and is not qualified to appraise real estate. Accordingly, there can be no assurance that this estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by holders for the Units may not vary substantially from this estimate.

         - As a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Partnership decisions on which Unitholders may vote. The Purchaser will vote the Units acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Unitholders.

         - The Purchaser may accept only a portion of the Units tendered by a Unitholder in the event a total of more than 1,000 Units are tendered.

         The Offer will provide Unitholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unitholders may have a more immediate need to use the cash now tied up in an investment in the Units and wish to sell them to the Purchaser.

Establishment of the Offer Price

         The Purchaser has set the Offer Price at $1,500 per Unit, less the amount of any distributions declared or made with respect to the Units between the Offer Date and Expiration Date. In determining the Offer Price, the Purchaser analyzed available factors, including:(i) the lack of a secondary market for resales of the Units and the resulting lack of liquidity of an investment in the Partnership; (ii) the estimated value of the Partnership's real estate asset; and (iii) the costs to the Purchaser associated with acquiring the Units.

         The Partnership made the following statement in its annual report on Form 10-K for the year ended December 31, 1998: "There is no established public trading market for the Units in the Registrant. Trading in the Units is sporadic and occurs solely through private transactions." The Purchaser's review of independent secondary market reporting publications such as The Partnership Spectrum, and Dow Jones Investment Advisor, reported no sales of Units on secondary markets during the past year. The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the Purchaser does not know whether the foregoing information is accurate or complete. The lack of any public market for the sale of Units means that Unit holders have limited alternatives if they seek to sell their Units. As a result of such limited alternatives for Unit holders, the Purchaser may not need to offer as high a price for the Units as they would otherwise. On the other hand, the Purchaser takes a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchaser itself will have limited liquidity for the Units upon consummation of the purchase.

         The Purchaser based its purchase price in part on the information provided by the General Partner in a letter to Unitholders dated September 10, 1999. However, such information represents an incomplete description of the Partnership and its current financial condition, operations and prospects. No definitive financial statements have been disseminated by the Partnership since 1997. The Partnership owns indirect interests in two real properties: (i) an interest in Crow Winthrop Operating Partnership, which in turn owns a 10% interest in Jamboree, LLC, which owns an office building in Irvine, California with approximately 1,606,000 rentable square feet on approximately 14.75 acres; and (ii) a 25% equity interest as a limited partner in Crow Winthrop Development Partnership, which originally owned 122 acres of land near the Irvine office property. The Partnership has been unable to obtain financial information from the general partner of Crow Winthrop Development Partnership, and has therefore been unable to prepare and file audited financial statements for the Partnership. The Purchaser has based its purchase price on its own speculative estimate of the potential value of the Partnership's interests in these two entities. The Partnership has not disclosed any current plans for liquidation of the Partnership and, due to the nature of its interest in the two entities, the Partnership may not control the timing or circumstances of its disposition of such assets.

         The Purchaser is offering to purchase Units which are an illiquid investment and are not offering to purchase the Partnership's underlying assets. The assets of the Partnership may not be liquidated for an indefinite period of time. Accordingly, the underlying asset value of the Partnership is only one factor used by the Purchaser in arriving at the Offer Price. Although the Purchaser believes the Partnership's assets may have a per-Unit value in excess of the price it is offering to pay for the Units, because of the lack of available information concerning the Partnership, it has been unable to calculate a specific estimated liquidation value for the assets of the Partnership. Accordingly, it offer price is speculative in nature.

         The Offer Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Partnership or the General Partner, has been derived from information provided in reports filed by the Partnership with the Securities and Exchange Commission.

         According to publicly available information, there were 3,500 Units issued and outstanding held by approximately 1,665 Unitholders at December 1, 1999.

         Tendering Unitholders will not be obligated to pay transfer fees, brokerage fees or commissions on the sale of the Units to the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses incurred in connection with the Offer. The Purchaser desires to purchase all Units tendered by each Unitholder.

         If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

         Unitholders   are  urged  to  read  this  Offer  to  Purchase  and  the
accompanying Letter of Transmittal carefully before deciding whether to tender their Units.

                                  TENDER OFFER

Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Pacific Standard Time, on January 21, 2000, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

         The Offer is conditioned on  satisfaction  of certain  conditions.  See
Section 13, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.

         The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Units as offered herein.

Section 2. Proration; Acceptance for Payment and Payment for Units. If the number of Units validly tendered prior to the Expiration Date and not withdrawn is 1,000 or less, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all Units so tendered. If the number of Units validly tendered prior to the Expiration Date and not withdrawn exceeds 1,000, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment Units so tendered on a pro rata basis.

         In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchaser will not pay for any Units tendered until after the final proration factor has been determined.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders.

         Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

         If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4.

         If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

Section 3. Procedures for Tendering Units.

Valid Tender. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on blue paper) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Unitholder may tender any or all Units owned by such Unitholder.

         In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Pacific Standard Time, on January 21, 2000, or such date to which the Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unitholder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unitholder must provide the Depositary with such Unitholder's correct taxpayer identification number and make certain certifications that such Unitholder is not subject to backup federal income tax withholding. Each tendering Unitholder must insert in the Letter of Transmittal the Unitholder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered, each Unitholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences.")

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Unitholder irrevocably appoints the designees of the Purchaser as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

         A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Unit complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unitholders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the nature of limited partnership interests, the Purchaser believes it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unit holder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after January 24, 2000.

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Units is delayed for any reason or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Purchaser may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

         If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchaser, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay payment for Units that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

Section 6. Certain Federal Income Tax Consequences. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR UNITHOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Unitholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements. EACH UNITHOLDER TENDERING UNITS SHOULD CONSULT SUCH UNITHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         The  following   discussion  is  based  on  the  assumption   that  the
Partnership is treated as a partnership for federal income tax purposes and is not a "publicly traded partnership" as that term is defined in the Code.

Gain or Loss. A taxable Unitholder will recognize a gain or loss on the sale of such Unitholder's Units in an amount equal to the difference between (i) the amount realized by such Unitholder on the sale and (ii) such Unitholder's adjusted tax basis in the Units sold. The amount realized by a Unitholder will include the Unitholder's share of the Partnership's liabilities, if any (as determined under Code section 752 and the regulations thereunder). If the Unitholder reports a loss on the sale, such loss generally could not be currently deducted by such Unitholder except against such Unitholder's capital gains from other investments. In addition, such loss would be treated as a passive activity loss. (See "Suspended Passive Activity Losses" below.)

         The adjusted tax basis in the Units of a Unitholder will depend upon individual circumstances. (See also "Partnership Allocations in Year of Sale" below.) Each Unitholder who plans to tender hereunder should consult with the Unitholder's own tax advisor as to the Unitholder's adjusted tax basis in the Unitholder's Units and the resulting tax consequences of a sale.

         If any portion of the amount realized by a Unitholder is attributable to such Unitholder's share of "unrealized receivables" or "substantially appreciated inventory items" as defined in Code section 751, a corresponding portion of such Unitholder's gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a Unitholder's recognizing ordinary income with respect to the portion of the Unitholder's amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

         A tax-exempt  Unitholder (other than an organization  described in Code
Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Units pursuant to the Offer, assuming that such Unitholder does not hold its Units as a "dealer" and has not acquired such Units with debt financed proceeds.

Partnership Allocations in Year of Sale. A tendering Unitholder will be allocated the Unitholder's pro rata share of the annual taxable income and losses from the Partnership with respect to the Units sold for the period through the date of sale, even though such Unitholder will assign to the Purchaser its rights to receive certain cash distributions with respect to such Units. Such allocations and any Partnership distributions for such period would affect a Unitholder's adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unitholder on the sale of the Units.

Possible Tax Termination. The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, such partnership generally will terminate for federal income tax purposes. It is possible that the Partnership could terminate for federal income tax purposes as a result of consummation of the Offer. A tax termination of the Partnership could affect Unitholders whose tax year is not the calendar year by requiring inclusion of more than one year of Partnership tax items in one tax return.

Suspended "Passive Activity Losses". A Unitholder who sells all of the Unitholder's Units would be able to deduct "suspended" passive activity losses from the Partnership, if any, in the year of sale free of the passive activity loss limitation. As a limited partner of the Partnership, which was engaged in real estate activities, the ability of a Unitholder, who or which is subject to the passive activity loss rules, to claim tax losses from the Partnership was limited. Upon sale of all of the Unitholder's Units, such Unitholder would be able to use any "suspended" passive activity losses first against gain, if any, on sale of the Unitholder's Units and then against income from any other source.

Foreign Unitholders. Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder from the purchase price payment to be made to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

Section 7. Effects of the Offer.

Limitations on Resales. The General Partner purports to have discretionary authority to deny transfers. The General Partner has disclosed that it will not recognize transfers of interests until it has disseminated Partnership financial statements, and that it intends to do so in the immediate future. It has also disclosed its intention to make its own tender offer for Units. The Purchaser does not believe the provisions of the Partnership Agreement should restrict transfers of Units.

Effect on Trading Market. There is no established public trading market for the Units and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units on any secondary market.

Voting Power of Purchaser. Depending on the number of Units acquired by the Purchaser pursuant to the Offer, the Purchaser may have the ability to exert certain influence on matters subject to the vote of Unitholders, though the maximum number of Units sought hereunder would not give the Purchaser a controlling voting interest.

Other Potential Effects. The Units are registered under the Exchange Act, which requires, among other things that the Partnership furnish certain information to its Unitholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. Registration and reporting requirements could be terminated by the Partnership if the number of record holders falls below 300, or below 500 if the Partnership's total assets are below $10 million for three consecutive preceding fiscal years. The Partnership reported total assets in excess of $142 million as of its most recent audited financial statement and a total of 1,665 limited partners. The Purchaser does not believe there is any material likelihood that the purchase of Units pursuant to the Offer could reduce the number of record Unit holders below 300. Accordingly, the Purchaser does not believe that the purchase of Units pursuant to the Offer will result in the Units becoming eligible for deregistration under the Exchange Act.

Section 8. Future Plans. Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Units. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Units purchased pursuant to the Offer. The Purchaser is seeking to purchase a total of 1,000 Units, and seeks to acquire Units at the lowest cost at which Unitholders may be willing to sell. The Purchaser does not have any current intention to acquire more than 1,000 Units. If the Purchaser acquires fewer than 1,000 Units pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Units pursuant to one or more future tender offers at the same price, a higher price or, if the Partnership's circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of Units after termination of the Offer, regardless of the number of Units purchased. The foregoing describes the Purchaser's current plans for acquiring and holding Units, which plans may change in the future based upon, among other things, changes in the Partnership and its business operations and prospects, changes in the Purchaser's investment objectives and needs, or changes in economic or market conditions.

         The Purchaser is acquiring the Units pursuant to the Offer solely for investment purposes. The Purchaser has no present intention to seek control of the Partnership or to change the management or operations of the Partnership. The Purchaser does not have any present intention to seek or cause a liquidation of the Partnership. The Purchaser nevertheless reserves the right, at an appropriate time, to exercise its rights as a limited partner to vote on matters subject to a limited partner vote, including, but not limited to, any vote to cause the sale of the Partnership's properties and the liquidation and dissolution of the Partnership.

Section 9. The Business of the Partnership. Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports and the filed information relating to the tender offer by an affiliate of the General Partner. Information concerning the Partnership, its assets, operations and management is contained in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet website at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois. The Purchaser has relied on such information to the extent information is presented herein concerning the Partnership, and expressly disclaim any responsibility for the information included in such reports and extracted in this Offer. As a result of the unavailability of audited financial statements, the Partnership has not been able to file complete Annual or Quarterly reports since December 31, 1997. The Partnership filed a partial Form 10-K for the year ended December 31, 1998 in December 1999.

         Section 10. Conflicts of Interest. The Purchaser knows of no material conflicts of interest.

         Section 11. Certain Information Concerning the Purchaser. The Purchaser is Sutter/Jamboree Acquisition Fund, LLC. For information concerning the Purchaser and its principals, please refer to Schedule I attached hereto. The principal business of the Purchaser is investment in securities, particularly real estate-based securities. The principal business address of the Purchaser is 595 Market Street, Suite 2100, San Francisco, California 94105.

         During the last 12 months, an affiliate of the Purchaser, Sutter Opportunity Fund, LLC, purchased a total of 128 Units for a purchase price of $750 per Unit.

         The Purchaser is not a public company and has not prepared audited financial statements. Sutter Capital Management, LLC is the manager of the Purchaser. The Purchaser has total committed capital in the amount of $4 million. Six of the seven non-managing members of the Purchaser, identified on
Schedule I attached hereto, have each committed to contribute up to $500,000 to the capital of the Purchaser upon demand, and each owns an equal 12.5% equity interest in the Purchaser, while the seventh non-managing member has committed to contribute up to $1 million for a 25% equity interest. The non-managing members include family trusts, privately held corporations and individuals. Under the terms of the operating agreement of the Purchaser, none of the non-managing members has any power to control the Purchaser or take any action with respect to the capital or assets of the Purchaser. The aggregate net worth of the members of the Purchaser is in excess of $35 million, including current liquid assets of in excess of $7 million. The members of the Purchaser have made binding commitments to contribute capital to the Purchaser and have available sufficient amounts of liquid capital necessary to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser. See Schedule I for further information concerning the manager and members of the Purchaser.

         Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on
Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Section 12. Source of Funds. The Purchaser expects that approximately $1,500,000 would be required to purchase 1,000 Units, if tendered, and an additional $15,000 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through the capital commitments of its members, which they in turn will fund out of their existing cash reserves. Each of the members of the Purchaser has executed binding and irrevocable subscription commitment, six of which are each for $500,000 and one is for $1,000,000, for total subscription commitments of $4 million.  The  Purchaser  will  call  all  or a  portion  of  such  subscription commitments to fund the purchase of Units and for any other investment activities of the Purchaser. The commitments are irrevocable, and to the extent the capital commitments are called by the Purchaser, they will represent equity interests in the Purchaser that the Purchaser has no obligation to repay or return, except to the extent members of the Purchaser are entitled to distributions of earnings and profits in accordance with its Operating Agreement.

Section 13. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained on or before the Expiration Date.

         The Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders,
(iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have a material adverse effect on the value of the Units;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.



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


     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in their sole discretion. Any termination by the Purchaser concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. These laws are directed at the acquisition of corporations and not partnerships. The Purchaser, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

         Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

Section  15.  Fees  and  Expenses.   The  Purchaser  has  retained  North  Coast
Securities, Inc. to act as Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its



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

services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE Purchaser is NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

November 24, 1999

SUTTER/JAMBOREE ACQUISITION FUND, LLC











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

                                   SCHEDULE I

                        THE PURCHASER AND ITS PRINCIPALS

     The Purchaser is SUTTER/JAMBOREE ACQUISITION FUND, LLC, a California limited liability company. The Manager of the Purchaser is Sutter Capital Management, LLC. The non-managing members of the Purchaser are Cohn Family Trust, Frame Family Trust, MacKenzie Patterson, Inc., James Hillman, Slusa, Inc., Christopher Sickels, and Ralph Woolley. Mr. Dixon is a Canadian citizen. Each of the individual members is a citizen of the United States of America. Further information concerning the members is set forth below. The principal business address for the Purchaser, its manager and Robert Dixon is 595 Market Street, Suite 2100, San Francisco, California 94105.

Sutter Capital Management, LLC

     Sutter Capital Management, LLC is a California limited liability company formed in 1998 to serve as the manager for Sutter Opportunity Fund, LLC. The managing member and controlling interest holder in Sutter Capital Management, LLC is Robert E. Dixon.

     Mr. Dixon received his Bachelors degree in economics from the University of California at Los Angeles in 1992. He worked for Lehman Brothers, Inc. in equity sales and trading during 1993 and 1994. From October 1994 to June, 1996 he worked for MacKenzie Patterson, Inc. as a securities research analyst. Mr. Dixon became a Chartered Financial Analyst in 1996, and received his Master of Business Administration degree from Cornell University in 1998. In July of 1998 he began buying and selling securities for his own account and that of the entity he controls, Sutter Opportunity Fund, and he has principally been engaged in that activity since that date. Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997.

Non-Managing Members

MacKenzie Patterson, Inc., is a California corporation, engaged in real estate investment related activities, and is principally owned and controlled by Mr. C.E. Patterson. Mr. Patterson is President of MacKenzie Patterson, Inc., and Patterson Financial Services, Inc., an investment advisor. Mr. Patterson, through his affiliates, manages a number of investment and real estate partnerships. MacKenzie Patterson, Inc.'s principal business address is 1640 School Street, Moraga, California 94556.

Thomas A. Frame, Trustee of the Frame Family Trust, has been the president of Paradigm Investment Corporation, a real estate limited partnership secondary market firm, since 1986. His principal business address is 4518 Glencannon Drive, Suisun, California 94585

James Hillman, Trustee of the Hillman Family Revocable Trust, graduated from the University of Michigan in 1961, and received his J.D. from Northwestern School of Law in 1964. After being admitted to the bar in both California and the U.S. District Court, Mr. Hillman began investing in various real estate entities. Currently Mr. Hillman is President of Peregrine Funding, a real estate investment firm based in Oakland, California. His principal business address is #1 Kaiser Plaza, Ste 405, Oakland, CA 94612.


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



Mr. Donald Cohn, Trustee of the Cohn Family Trust, is a private investor and the Chief Executive Officer of Data Quick Information Systems. Mr. Cohn's principal business address is 9171 Towne Centre Dr. #430, San Diego, CA 92122.

Mr. Christopher Sickels is a private investor, and has been involved in the real estate industry for over 30 years. He developed, through companies he controls, over ten thousand apartment units during the 1970's and 1980's. Mr. Sickels principal business address is 1258 Prospect Street, La Jolla, CA 92037.

Mr. Ralph Woolley is a private investor with over 25 years experience in the real estate and venture capital industries. Mr. Woolley's principal business address is 8070 La Jolla Shores Drive, #523, La Jolla, CA 92037.

Slusa, Inc. is a Nevada corporation principally owned and controlled by Mr. Hans Scheopflin. Mr. Scheopflin is a private investor with over 30 years of investment management experience. His principal business address is 7979 Ivanhoe Street #520, La Jolla, CA 92037.







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